Exhibit 10.2

Approved by Board Committees July 24, 2007

INDEPENDENT CONTRACTOR AGREEMENT

THIS AGREEMENT is between SCIENTIFIC LEARNING CORPORATION (“SLC”) and Michael A. Moses (“Contractor”), dated as of July 25, 2007.

1.	ENGAGEMENT OF SERVICES.

a.

SLC hereby engages Contractor, and Contractor hereby agrees, to render the services (the ‘‘Services”) described in the Project Descriptions. The first Project Description is signed by both parties and attached to this Agreement. SLC and Contractor may amend the initial Project Description or add additional Services by having both parties sign a new Project Description referring to this Agreement.

b.

The manner and means by which Contractor renders the Services are in Contractor’s discretion and control. Contractor agrees to exercise the highest degree of professionalism, to perform the Services to applicable industry standards, and to utilize Contractor’s expertise and creative talents in performing the Services.

c.

Contractor agrees at Contractor’s own expense to provide Contractor’s own facilities, equipment, tools and other materials to use in performing the Services, except that SLC will make its facilities and equipment available to Contractor as SLC and Contractor may agree.

2.

COMPENSATION. SLC will compensate Contractor for the services rendered under this Agreement as set forth in the Project Descriptions. Contractor will be reimbursed for expenses only as set forth in the Project Descriptions. Except as provided in the applicable project description, SLC will pay Contractor for services and will reimburse Contractor for approved expenses within thirty (30) days of the date of Contractor’s invoice. Invoices will meet all detail requirements stated in the applicable Project Description. If this Agreement or a Project Description is terminated for any reason, Contractor will be paid fees on a proportional basis for work which is performed through the effective date of such termination.

3.

INDEPENDENT CONSULTANT RELATIONSHIP. Contractor’s relationship with SLC will be that of an independent consultant and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Contractor is not an agent of SLC and is not authorized to make any representation or commitment on behalf of SLC. Contractor will not be entitled to any of the benefits that SLC may make available to its employees, such as workers’ compensation, unemployment, disability, other group insurance, profit sharing or retirement benefits. Contractor will be solely responsible for all tax returns and payments required to be filed with or made to any tax authority with respect to Contractor’s performance of services and receipt of fees under this Agreement. Contractor must provide SLC with a properly completed Form W-9 before any fee can be paid to Contractor

4.	CONFIDENTIAL INFORMATION; INTELLECTUAL PROPERTY RIGHTS.

a.

Confidential Information. Contractor agrees to keep SLC Confidential Information confidential, not to use SLC Confidential Information except for the purposes of providing Services to SLC, not to disclose any SLC Confidential Information to any third party without first obtaining SLC’s express written consent, and to take reasonable precautions to prevent the unauthorized use or disclosure of SLC Confidential Information. “SLC Confidential Information” means any information that relates to SLC which SLC has not made publicly available, including without limitation, marketing, sales or business strategy plans or information; product plans; financial statements, budgets or other financial information; trade secrets, inventions, developments, designs, discoveries, computer programs, processes, know-how, or other research results or strategies; or license, cost, price, supplier, customer, employee or investor information. SLC Confidential Information may be in oral, written, graphic or electronic form. For purposes of this Agreement, SLC Confidential Information includes any information of a third party which SLC has in its possession under obligations of confidentiality. SLC Confidential Information does not include any information that (1) has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) was rightfully received by Contractor from a third party without confidential limitations; (3) was independently developed for Contractor by persons having no access to SLC Confidential Information; or (4) was known to Contractor prior to its first receipt from SLC, as shown by Contractor’s written records.

Approved by Board Committees July 24, 2007

b.

Assignment of Work Product to SLC. SLC shall own, and Contractor irrevocably assigns to SLC, all right, title and interest worldwide (including all intellectual property rights) in and to any and all work product that Contractor, alone or with others, develops or produces in the course of performing the Services (“SLC Work Product”).

5.	CONTRACTOR REPRESENTATIONS AND WARRANTIES. Contractor hereby represents and warrants that:

a.	Contractor has full right and power to enter into and perform this Agreement without the consent of any third party;

b.	There is no other existing contract or duty on Contractor’s part inconsistent or incompatible with this Agreement;

c.	Contractor will not perform work or enter into an obligation that is inconsistent or incompatible with Contractor’s obligations under this Agreement or the scope of Services rendered for SLC; and

d.	Contractor will not disclose to SLC, bring onto SLC’s premises, or induce SLC to use any confidential information that belongs to anyone other than SLC or Contractor.

6.	TERMINATION.

a.

Termination. Either SLC or Contractor may terminate this Agreement or any Project Description at its convenience and without any breach by the other party upon ninety (90) days’ prior written notice to the other party.

b.

Noninterference with Business. During and for a period of two (2) years immediately following termination of this Agreement by either party, Contractor agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with SLC.

c.

Return of SLC Property. Upon termination of the Agreement or earlier as requested by SLC, Contractor will deliver to SLC any and all drawings, notes, specifications, devices, and other documents and materials related to the Services, together with all copies thereof, and any other material containing any SLC Proprietary Information or SLC Work Product.

7.	GENERAL PROVISIONS.

a.	No Assignment. This Agreement may not be assigned by Contractor without SLC’s consent, and any such attempted assignment shall be void and of no effect.

b.

Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Effective as of the date of this Agreement, the terms of this Agreement will govern all Project Descriptions and services undertaken by Contractor for SLC.

c.	Survival. The following provisions shall survive termination of this Agreement: Section 4, Section 5 and Section 6.

d.

Waiver. No waiver by SLC of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by SLC of any right under this Agreement shall be construed as a waiver of any other right. SLC shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

e.

Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by

Approved by Board Committees July 24, 2007

limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

f.

Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of California as applied to transactions taking place wholly within California between California residents. Contractor hereby expressly consents to the personal jurisdiction of the state and federal courts located in San Francisco, California for actions arising from or related to this Agreement.

g.

Arbitration. All disputes arising out of or relating to this Agreement or a breach of this Agreement that cannot be settled amicably will be resolved by arbitration before one neutral arbitrator (who shall be an attorney at law familiar with the computer industry) in San Francisco and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Any provisional or equitable remedy that would be available from a court of law will be available from the arbitrator. Judgment upon the award of the arbitrator may be enforced in any court having jurisdiction thereof.

h.

Legal Fees. If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

IN WITNESS WHEREOF, the parties have caused this Independent Contractor Agreement to be executed by their duly authorized representative(s).

SCIENTIFIC LEARNING CORPORATION By: __________________________________ Name (print): Robert C. Bowen Address: 300 Frank H. Ogawa Plaza, Suite 600 Oakland, California 94612-2040	CONTRACTOR By: ___________________________________ Name (print): Michael A. Moses Address: 5532 Royal Crest Dallas, Texas 75229

Approved by Board Committees July 24, 2007

PROJECT DESCRIPTION

Services to be performed:

Under the direction of the CEO or the person to whom he delegates this role, provide executive-level marketing and sales consulting services on a nationwide basis, including but not limited to (1) activities nationwide directed toward increasing the awareness about the Fast ForWord products and the research behind the products and (2) assisting in the organization of a team of prominent educational authorities in Texas to support SLC’s marketing and sales activities in Texas.

Time Period during which Services will be performed:

The term of this contract will begin July 25, 2007 and end July 25, 2008.

Fees for Services:

SLC will pay Contractor a consulting fee of $3,333 per month.

In addition, SLC will recommend to the Board of Directors that the Board grant equity compensation to Contractor, as further described below and otherwise on the standard terms of the Company’s equity compensation plans,

(1)

Options for 80,000 shares of SLC common stock, with an exercise price equal to fair market value on the date of the grant; vesting over four years, with the first 25% vesting at the end of the first year and the remainder vesting in equal monthly installments thereafter..

(2)

Options for 100,000 shares of SLC common stock, with an exercise price equal to fair market value on the date of the grant and a term of five years, vesting only in the event the per share price of the SLC common stock reaches the target price for that group of shares and sustains that price for a period of 20 trading days. Of these option shares, 25,000 shares shall vest at each of the following per share target prices: $15, $20, $25, and $30.

Vesting continues for all options only during the period that Contractor continues to provide consulting services of the same general type and magnitude described in this Project Description. All options terminate 90 days after Contractor ceases to provide consulting services of the same general type and magnitude described in this Project Description or five years after grant, whichever is earlier.

Expenses:

SLC will also reimburse Contractor for reasonable travel, lodging, phone, mileage and meal expenses incurred in connection with the performance of services under this Agreement provided that Contractor has obtained prior approval from Contractor’s principal SLC contact and submits verification of such expenses as SLC may require.

Payment Requirements:

SLC will pay Contractor the monthly consulting fee by the 15th of the applicable month, without the need for invoice. For expenses, Contractor shall invoice SLC. SLC will pay invoices within thirty (30) days of receipt.

NOTE:    This Project Description is governed by the terms of the Independent Contractor Agreement between SLC and Contractor, dated as of July 25, 2007.

SCIENTIFIC LEARNING CORPORATION By:_____________________________________ (Signature) Name (print): Robert C. Bowen Dated: __________________________________	CONTRACTOR By: ____________________________________ (Signature) Name (print): Michael A. Moses Dated: __________________________________